Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Support Agreement” or “Agreement”) is dated as of March 21, 2023, by and among Stratim Cloud Acquisition, LLC, a Delaware limited liability company (the “Sponsor Holdco”), the individuals listed on the signature pages hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Stratim Cloud Acquisition Corp., a Delaware corporation (“Acquiror”), and Force Pressure Control, LLC, a Texas limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the MIPA (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,250,000 shares of Acquiror Common Stock and 4,666,667 Acquiror Warrants in the aggregate (such shares of Acquiror Common Stock and Acquiror Warrants, collectively referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Support Agreement, Acquiror, the Members, and the Company entered into a Membership Interests Purchase Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “MIPA”) to consummate an initial business combination of the Acquiror and other transactions contemplated therein (the “Transactions”);

WHEREAS, in connection with Acquiror’s initial public offering, Acquiror, Sponsor Holdco and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of March 11, 2021 (the “Voting Letter Agreement”), pursuant to which Sponsor Holdco and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Acquiror securities owned by them;

WHEREAS, Article IV, Section 4.3(b)(i) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the shares of Acquiror Class B Common Stock will convert into shares of Acquiror Class A Common Stock, par value $0.0001 per share, of Acquiror, at any time and from time to time at the option of the holders of Acquiror Class B Common stock and automatically upon the consummation of an initial business combination, subject to adjustment if additional shares of Acquiror Class A Common Stock, or equity-linked securities (as defined in the Acquiror Charter), are issued or deemed issued in excess of the amounts sold in Acquiror’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, as an inducement to Acquiror, Members and the Company to enter into the MIPA and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1  Binding Effect of MIPA. Sponsors hereby acknowledge that they have read the MIPA and this Sponsor Support Agreement and have had the opportunity to consult with their respective tax and legal advisors. Sponsors shall be bound by, subject to and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the MIPA (and any relevant definitions contained in any such sections) as if Sponsors were the original signatories to the MIPA with respect to such provisions.

Section 1.2  No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) such date and time as the MIPA shall be terminated in accordance with Section 10.1 thereof (the earlier to occur of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror (except that any transaction contemplated by the MIPA shall not be considered a liquidation), Sponsors shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any shares of Acquiror Common Stock or Acquiror Warrants owned by Sponsors, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Stock or Acquiror Warrants owned by Sponsors (clauses (i) and (ii), collectively a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of a Sponsor (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Sponsor Support Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve Sponsors of their obligations under this Sponsor Support Agreement. Any Transfer in violation of this Section 1.2 with respect to a Sponsor’s Subject Shares shall be null and void.

Section 1.3  New Shares. In the event that (a) any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror or its successor by merger are issued to a Sponsor after the date of this Sponsor Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Acquiror Warrants of, on or affecting the shares of Acquiror Common Stock or Acquiror Warrants owned by a Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Support Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Support Agreement (such shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted the shares of Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4  Sponsors and Acquiror Agreements.

(a)  At any meeting of the stockholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, Sponsors shall (i) appear at each such meeting or otherwise cause all of its shares of Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of Acquiror Common Stock:

(i)  in favor of each Transaction Proposal;

(ii)  against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(iii)  against any securities purchase agreement or securities purchase (other than the Transactions), merger, acquisition, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(iv)  against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(v)  against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Support Agreement, the MIPA or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror and its subsidiaries under the MIPA or Ancillary Agreements, (C) result in any of the conditions set forth in Article IX of the MIPA not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

Sponsors hereby agree that they shall not commit or agree to take any action inconsistent with the foregoing.

(b)  Sponsors shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Voting Letter Agreement, including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by Sponsors in connection with the Transactions. Notwithstanding the foregoing, Sponsors shall be permitted to amend the Voting Letter Agreement to amend the Founder Shares Lock-Up Period (as defined in the Voting Letter Agreement) to read as “The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or Class A Common Shares issuable upon conversion thereof) until the earlier of (A) 180 days after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, the date (x) on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their Class A Common Shares for cash, securities or other property or (y) if the last reported sale price of the Class A Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing (the “Founder Shares Lock-up Period”)”.

(c)  Notwithstanding anything to the contrary herein, to the extent the Acquiror Board of Directors (i) waives or repeals, or otherwise relaxes, the lock-up in its bylaws or (ii) permits early conversion of the Acquiror Class B Common Stock, the Founder Shares Lock-up Period (as defined in the Voting Letter Agreement) shall be identically waived, repealed or relaxed, as applicable.

Section 1.5  Further Assurances. Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions as contemplated by the MIPA on the terms and subject to the conditions set forth therein and herein.

Section 1.6  No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.7  Other Covenants. Each Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy Statement), such Sponsor’s identity and ownership of the Subject Shares and the nature of such Sponsor’s commitments and agreements under this Sponsor Support Agreement, the MIPA and any other agreements to the extent such disclosure is required by applicable securities laws, the SEC or Nasdaq.

Section 1.8  Waiver of Anti-Dilution Protections. Each Sponsor, solely in connection with and only for the purpose of the MIPA, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Acquiror Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror certificate of incorporation) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Closing Date and (y) the date on which the MIPA is validly terminated in accordance with its terms. All other terms related to the Acquiror Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a)  Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Support Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder. This Sponsor Support Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Support Agreement has full power and authority to enter into this Sponsor Support Agreement on behalf of the applicable Sponsor.

(b)  Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Support Agreement, (ii) the Governing Documents, (iii) the MIPA, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Support Agreement, and none of such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c)  No Conflicts. The execution and delivery of this Sponsor Support Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(d)  Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Support Agreement.

(e)  Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the MIPA based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f)  Acknowledgment. Each Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the MIPA in reliance upon each Sponsor’s execution and delivery of this Sponsor Support Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1  Termination. This Sponsor Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Acquiror and (c) the written agreement of the Sponsor Holdco, Members, and the Company. Upon such termination of this Sponsor Support Agreement, all obligations of the parties under this Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Support Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Support Agreement.

Section 3.2  Governing Law. This Sponsor Support Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Support Agreement or the negotiation, execution or performance of this Sponsor Support Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Support Agreement) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3  Jurisdiction; Waiver of Jury Trial.

(a)  Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4  Assignment. This Sponsor Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5  Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement.

Section 3.6  Amendment; Waiver. This Sponsor Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.

Section 3.7  Severability. If any provision of this Sponsor Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Support Agreement will remain in full force and effect. Any provision of this Sponsor Support Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8  Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsors or Acquiror:

Stratim Cloud Acquisition Corp.
100 West Liberty Street, Suite 100
Reno, Nevada 89501
Attention: Sreekanth Ravi
Email: sreekanth@stratimcloud.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1400
Palo Alto, CA 94301
Attention: Michael Mies
Email: michael.mies@skadden.com

If to the Company:

Force Pressure Control, LLC

Attention: Jacob Startz

Email: jacob.startz@forcepsi.com

with copies to (which shall not constitute notice):

Egan Nelson LLP
2911 Turtle Creek Blvd., Suite 1100
Dallas, Texas 75219
Attention: Brad L. Whitlock
Email: brad.whitlock@egannelson.com

Section 3.9  Counterparts. This Sponsor Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10  Entire Agreement. This Sponsor Support Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

Stratim Cloud Acquisition, LLC

By:	/s/ Zachary Abrams
	Name:	Zachary Abrams
	Title:	Managing Member

Forge Trust Company Cust FBO Zachary Abrams IRA 845772

By:	/s/ Zachary Abrams
	Name:	Zachary Abrams
	Title:	Beneficiary

By:	/s/ Laurence Katz
Name:	Laurence Katz

By:	/s/ Doug Bergeron
Name:	Doug Bergeron

By:	/s/ Wendell Brooks
Name:	Wendell Brooks

By:	/s/ John Wagner
Name:	John Wagner

By:	/s/ Jocelyn Woolsey
Name:	Jocelyn Woolsey

By:	/s/ Kabir Misra
Name:	Kabir Misra

[Signature page to Sponsor Support Agreement]

ACQUIROR:

Stratim Cloud Acquisition Corp.

By:	/s/ Sreekanth Ravi
	Name:	Sreekanth Ravi
	Title:	Chief Executive Officer

[Signature page to Sponsor Support Agreement]

COMPANY:

Force Pressure Control, LLC

By:	/s/ Jacob Startz
	Name:	Jacob Startz
	Title:	Chief Executive Officer

[Signature page to Sponsor Support Agreement]